Exhibit 3.392

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “PECKVILLE HOSPITAL COMPANY, LLC”, FILED IN THIS OFFICE ON THE FIRST DAY OF JULY, A.D. 2011, AT 1:30 O’CLOCK P.M.

5005531 8100	/s/ Jeffrey W Bullock
Jeffrey W Bullock, Secretary of State
110786502	AUTHENTICATION: 8878355

DATE: 07-01-11

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 01:44 PM 07/01/2011 FILED 01:30 PM 07/01/2011 SRV 110786502 - 5005531 FILE

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

•	First: The name of the limited liability company is Peckville Hospital Company, LLC

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Second: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington (New Castle County). The name of its Registered agent at such address is Corporation Service Company

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•	Third: (Use this paragraph only if the company is to have a specific effective date of dissolution.) “The latest date on which the limited liability company is to dissolve is .”

•	Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation of Peckville Hospital Company, LLC this 1st day of July, 2011.

BY:	/s/ Kristie Putman
Authorized Person(s)

NAME:	Kristie Putman, Organizer
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